UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PARKS! AMERICA, INC.

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On May 20, 2024, Parks! America, Inc. (the “Company”) issued the below press release:

Parks! America Issues Open Letter to Shareholders, “Your Choice is Now Clear”

PINE MOUNTAIN, Georgia – May 20, 2024 -- Parks! America, Inc. (OTCPink: PRKA) (“Parks! America” or the “Company”), a leading operator of regional safari parks in the United States, today issued an open letter to the Company’s shareholders outlining the clear choice hanging in the balance at its annual meeting of shareholders scheduled for June 6, 2024.

Dear Parks! America Shareholders,

After five months of wasting your time and damaging Parks! America by causing the diversion of money and management time, on May 8th the principals of Focused Compounding (“FC”) finally revealed their real “plan”: to liquidate the assets of the Company. It is difficult to tell if this was their plan all along or just another attempt at deploying business management buzzwords to further their dream of conducting a proxy fight with a public company, apparently to provide additional material for their podcast. We believe FC’s plan is disingenuous at best and frankly dangerous for shareholder value at worst, all to take control of the assets of Parks! America and to sell them off, in what we believe will be a fire sale. While FC may believe running an actual business is simply following examples in books they have read, we do not believe this course of action is in the best interests of the Parks! America shareholder base.

During negotiations throughout this proxy contest, Parks! America has offered FC up to three of the seven seats that comprise the Board, with the goal of accelerating the conclusion to this needless and wasteful proxy contest. Unfortunately, FC has refused all such offers. Our belief is that FC seeks control to further their own interests and not the best interests of all Parks! America shareholders. Worse yet, their lack of experience in running a complex business such as Parks! America and managing the ongoing public-company / SEC regulatory process, makes them, from our perspective, an exceptionally undesirable operating team. They are focused on wresting control of the Company in any way possible without the experience and skill sets to succeed.

A quick overview of the key events of the past four years is in order:

Timeline

●	January 2020: FC acquires 17.5% of Parks! America shares. In a letter to the Board, FC states: “We’re long-term investors, not short-term agitators” and “There’s literally nothing we could tell you about how to run a successful animal safari that you don’t already know. And we wouldn’t try”.
●	February – May 2022: The Board attempts to develop a mutually agreed upon succession plan with then President and CEO, Dale Van Voorhis, who was 81 years old at the time. Initially Mr. Van Voorhis refused to work on any succession plan and reached out to FC to enlist their assistance in entrenching himself. Eventually, Mr. Van Voorhis agrees to accept a renewed two-year contract including the transition to a new President and CEO.
●	November 2022: After an extensive search, Lisa Brady accepted the Company’s offer to take on the role of President and CEO.

●	March 2023: An EF3 category tornado devastates the Company’s Georgia park right at the beginning of our busiest period of the fiscal year. After clearing over 4,500 felled and damaged trees, replacing and repairing miles of damaged fencing, fixing numerous broken water lines and erecting a new giraffe barn, this park reopens in just 20 days.
●	May 2023: FC reaches out to Ms. Brady expressing some of its frustrations with various aspects of Parks! America. As part of subsequent discussions with FC, Ms. Brady commits to holding an annual meeting of stockholders in early 2024, after the Company files its Form 10-K in December 2023. This is the typical sequence for public companies.
●	October 2023: As then Chairman of the Board of Directors, Mr. Van Voorhis expresses his belief the Company still did not need to go through the expense of holding an annual meeting of stockholders. After expressing his frustration with the plan to go forward with an annual meeting, Mr. Van Voorhis again threatens to reach out to FC.
●	December 14, 2023: FC announces they have acquired 100% of Mr. Van Voorhis’s Parks! America shares, increasing their ownership interest to 38.5%. The sale of Mr. Van Voorhis’s shares occurred during a closed window of the Company’s policy on insider trading nor did he seek the formal required pre-approval of that policy.
●	December 19, 2023: FC delivers an ultimatum to the Parks! America Board with three non-negotiable demands, with a mere three-day deadline for agreement: 1) shrink the Board to five; 2) FC to name three of the Parks! America Board members and 3) Ms. Brady to be fired and replaced. Notably, FC does not articulate ANY plans or details for how it would run the Company.
●	December 22, 2023: Three days after the ultimatum, the Friday before the Christmas weekend, FC launches their proxy fight for control of Parks! America.
●	January 18, 2023: FC insists on forcing the Company to hold a Special Meeting of Stockholders, even after understanding that Nevada Law provided FC little, if any, mathematical possibility of gaining control during the meeting. Rather than accepting this outcome and moving on to the Annual Shareholders meeting, FC forces the Company into spending significant funds to hold the Special Meeting.
●	February 2, 2023: More than 45 days after their initial demand to take control of the Company, FC finally outlines some grievances regarding how Parks! America has been managed and outlining some of their actions if they gain control (See SEC filing here).
●	February 26, 2023: FC loses their attempt at gaining control of Parks! America via the Special Meeting but declares victory anyway (see SEC filing here).
●	March 1, 2023: FC files a lawsuit in the State of Nevada against each individual Board member and the Company at large, attempting to needlessly handcuff the Company and the Board, and again forcing the expenditure of significant resources. On March 15, 2024, the court denied FC’s motion for a Preliminary Injunction.
●	May 8, 2023: FC issues their revised “plan” for Parks! America, which focuses on selling two of the Company’s three parks and bears little resemblance to their February 2nd action items (see SEC filing here) .

We Believe the Essence of the Focused Compounding “Plan” is to:

●	Obtain control of the Board in order to execute their “plan”;
●	Throw out and replace the existing two-person executive team;
●	Sell the Company’s Missouri and Texas (Aggieland) parks; and
●	Significantly leverage the Georgia park or sell it.

In our opinion, FC has employed simplistic “case study” assumptions regarding the sale of assets and leveraging up the remaining remnant of the Company to dangle the hope of generating a one-time cash dividend in front of Parks! America stockholders. Given all they have said over these past five months, FC appears to be employing a playbook where they are willing to promise just about anything to get your vote. Then what? If FC gains control, once the outsized risks of their plan become reality, will they blame everyone, except themselves, for the failure?

The FC plan has significant execution risks on many levels, all of which they fail to acknowledge.

The YouTube link below is FC’s response to the PRKA Q2 2024 quarterly conference call:

https://www.youtube.com/watch?v=p1m_XuIT_NY&list=PLCoHD2u05KT00P9I_DWTbGktGER879NXj

In the YouTube response, the FC principals admit they have not visited ANY of the Company’s parks since Ms. Brady was hired in November 2022, including the Georgia park after the tornado in March 2023. Not only have they freely blamed ALL their grievances on Ms. Brady, but they could also not be bothered to visit the primary park they assert they know how to run for at least 18 months. Do you really want to hand over complete control of Parks! America to this team?

FC has inflicted damage on the Company by forcing the expenditure of precious resources to engage in this needless process. They have also created anxiety among the employees of the parks that are wondering what the future holds for them. FC’s apparent disregard for the Company and its employees should make any Parks! America shareholder question whether FC has the best interests of the full shareholder base in mind, or merely their own.

Our Shareholder Friendly Actions and Corporate Governance Improvements

As noted in the timeline, the Board has been actively working on initiatives we believe are in the best interests of ALL Parks! America shareholders, including:

●	Prudently executing a leadership succession plan in May 2022, even as Mr. Van Voorhis sought FC’s assistance to entrench himself as the Company’s President and CEO.
●	Hiring Ms. Brady, with her unique experience of operating smaller leisure businesses with her spouse, combined with amusement industry operational and capital markets experience at both Cedar Fair and Key Bank.
●	Adopting a Policy on Insider Trading (February 2023) and a Code of Conduct (December 2023).
●	Holding its first Annual Meeting of Shareholders in 14 years and becoming DTC FAST eligible (significant steps in reversing lack of shareholder friendly actions under Mr. Van Voorhis’s leadership).
●	Not capitulating to FC’s unreasonable demands to take over the Company without owning the majority of the Company’s stock or presenting a reasonable operating plan.
●	Proposing or adding four new board members since November 2021 (appointing Ms. Brady and Richard Ruffolo in November 2021; nominating Jon M. Steele, an attorney and longtime shareholder; and recommending in favor of Geoff Gannon, FC principal, in the Board’s recommendation for the Annual Meeting in June 2024).

The Parks! America Plan

Continue to operate the business in a manner that benefits all Parks! America stockholders.

●	Capital deployment plans consistent with overall creation of value for all Parks! America shareholders.
●	Allocate capital in a manner that each location can support based on its own prospects. Ms. Brady implemented this approach with the fiscal 2023 and 2024 capital spending plans, making appropriate adjustments to address the needs of the Georgia park after devastation of the March 2023 tornado.
●	New attractions in 2023 and 2024. The Georgia park added new, modernized lemur, aviary and squirrel monkey exhibits in 2023, rebuilt and modernized the wolf exhibit after the tornado damage in 2023, and added a new carnivore night house, capybara encounter and additional sidewalk and fencing restoration in 2024. In Missouri, we made additional enhancements including: a new, modern otter exhibit in 2023, and a nature-walk, a fish feeding experience and new animal encounter areas in 2024. The Texas park added a fourth pasture for feeding zebras and camels in 2023, and has nearly completed infrastructure projects focused on zookeeper efficiency and safety, as well as upgrading the electrical infrastructure in 2024. In 2024, we have also expanded shade structures at all three parks to enhance the guest experience.
●	Continuing to enhance our marketing and advertising initiatives, with a heavy emphasis on using digital technology to reach our target markets and drive return on investment for our advertising dollars. We have also expanded efforts to include the unique perspectives of our zookeeper staff and their love of caring for our animal residents to augment our social media marketing efforts.
●	Upgraded our ticketing platforms to allow for in-season and off-season dynamic pricing, driving more revenue per customer during busier attendance periods, while seeking to increase customer traffic during traditionally lower periods. This change also significantly reduced the transaction fees our customers are charged for online bookings and purchases.
●	A commitment to hold quarterly conference calls and Annual Stockholders meetings.
●	Strategic asset reviews, which will be discussed in greater detail at our Annual Stockholders meetings.
●	Continuous process improvement on the workplace culture and customer service experience at all our parks. These aspects of the business were seriously neglected prior to Ms. Brady.

In our recently filed proxy statement, we have included a new director nominee, who is also a longtime shareholder, and have recommended in favor of one nominee from the FC slate. We are committed to providing shareholder representation on the Board. And if the nominations of our slate of directors garner the necessary votes in the upcoming Annual Meeting on June 6, 2024, we will have turned over more than half of the Board since 2021. This is an impressive level of refreshment. This will not be a “good old boys” entrenched board doing the bidding of the CEO. The majority of the board will be categorized as “independent,” and each has significant “skin in the game” with respect to stock ownership.

We Believe the Choice Is Clear

While FC has promised a one-time dividend and other return of cash to shareholders, we believe their plans reflect a “case study” approach, which has tremendous execution risk. This execution risk is significantly multiplied due to their proposed team’s complete lack of operational experience and “throw the baby out with the bath water” approach to the existing Board and management team.

The current Parks! America Board has demonstrated the willingness to make difficult decisions benefitting all stockholders and stakeholders, while we believe Mr. Van Voorhis’s actions ultimately showed he cared only about his own self-interests.

Running a public company like Parks! America requires a broad array of skills. With the challenges of the past 18 months behind us, and the traction that we have gained despite these obstacles, we are poised to move the Company forward without the financial and management bandwidth constraints of this proxy contest. Our focus is to maximize total shareholder value, and we are committed to delivering on our business strategy.

We have enjoyed speaking with many of you over the last several weeks and months and encourage anybody that has further questions to reach out directly to either Lisa Brady at lisa@parksamerica.com or Todd White at todd.white@parksamerica.com.

We appreciate your support and are looking forward to the Annual Meeting on June 6th. Thank you!

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Annual Report on Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s Annual Report on Form 10-K and other reports filed from time to time with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

The Company, its directors, nominees and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the upcoming annual meeting of stockholders, scheduled to be held on June 6, 2024 (including any adjournments or postponements thereof, the “Annual Meeting”). On April 23, 2024, the Company filed a definitive proxy statement, as amended May 3, 2024 (the “Definitive Proxy Statement”), and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s stockholders with respect to the Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Such information can be found in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in the Definitive Proxy Statement on page 16 and available here. Stockholders can obtain the Definitive Proxy Statement with respect to the Annual Meeting, including any amendments or supplements to such proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contacts:

Lisa Brady

President and Chief Executive Officer

(706) 663-8744

Todd R. White

Chief Financial Officer

(706) 663-8744